UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 28, 2013

PARKWAY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-11533	74-2123597
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando, FL 32801
(Address of Principal Executive Offices, including zip code)

(407) 650-0593
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

As previously reported, on January 25, 2013, Mandy M. Pope resigned as Executive Vice President and Chief Accounting Officer of Parkway Properties, Inc. (the "Company").  In connection with the resignation, the Company has agreed to pay Ms. Pope a severance payment calculated in accordance with Section 5 of that certain Change in Control Agreement dated May 13, 2010 by and between the Company and Ms. Pope.

On January 28, 2013, the Company and Ms. Pope entered into a Consulting Agreement pursuant to which Ms. Pope has agreed to remain available on a part-time basis to assist with the transition of her duties and responsibilities to others within the Company for a consulting fee of $960 per week.  The Consulting Agreement remains in effect through March 15, 2013.  Ms. Pope will receive a lump sum payment in the amount of $88,699 at the beginning of the consulting period and an additional $15,000 at the end of the consulting period.  As a condition of receiving the benefits provided by the Consulting Agreement, Ms. Pope agreed to provide the Company with a general release of claims.

The Consulting Agreement is attached hereto as Exhibit 10.1.  The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit filed herewith.

Item 9.01.  Financial Statements and Exhibits

(d)                 Exhibits.
10.1            Consulting Agreement dated January 28, 2013 by and between Parkway Properties, Inc. and Mandy M. Pope.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:            January 29, 2013
  PARKWAY PROPERTIES, INC.
  By: /s/ Jeremy R. Dorsett
                                          Jeremy R. Dorsett
                                          Executive Vice President and General Counsel